Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION PROVIDES SWIMMING POOL SEASON UPDATE
AND REVISES 2024 GUIDANCE

Highlights
•Non-discretionary and recurring pool maintenance and repair demand is solid with company execution on track for continued organic share expansion; discretionary pool spending, however, continues to be hampered by the macroeconomic environment
•Seasonally significant Q2 2024 revenues are below previous expectations driven by lower new pool construction and remodel activity
•YTD net sales, although sequentially better than Q1 2024, are trending down around 6.5%; full year 2024 net sales are now expected to be in a similar range
•Annual earnings guidance range lowered to $11.04 to $11.44 per diluted share from previous range of $13.19 to $14.19
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COVINGTON, LA. (June 24, 2024) – Pool Corporation (Nasdaq/GSM:POOL) today provided an update on the swimming pool season and revised its 2024 earnings guidance. The second quarter and full year expected results outlined below are based on preliminary data and analysis and are subject to change based on the completion of the company’s quarter-end close processes.
“As we near completion of the second quarter, which passes over the traditional peak of the swimming pool season from late May to early June, we are providing an update on current trends and their expected impact on our results. The most recent pool permit data suggests persistently weak demand for new pool construction, and with the peak selling season almost complete, we now believe that new pool construction activity could be down 15% to 20% for the year with remodel activity down as much as 15%. With more than 60% of our business derived from recurring revenues and generally not impacted by macroeconomic conditions, we are heavily focused on managing controllable expenses and generating free cash flow while providing best-in-class service to all of our customers. We remain committed to our ongoing improvements in operational initiatives, increasing productivity and growing share through organic growth of our expansive sales center network and offerings,” commented Peter D. Arvan, president and CEO.
For the year-to-date period, our sales are trending down approximately 6.5% from the comparable period in 2023. The discretionary components of our business, which are the most affected by general economic conditions, have been challenged by cautious consumer spending on big ticket items like swimming pools and outdoor living projects resulting in sales of building materials declining 11% for the year compared to the same period in 2023. However, we are encouraged as maintenance-related product sales have remained stable, evidenced by volume growth in chemicals, and equipment sales (excluding cleaners) being down only 2% for the year, an improvement from the 3% decline realized in the first quarter of 2024.
Given the significance of the second quarter to our full year results, we have revised our expectations, as further described below, for the second quarter and the 2024 fiscal year as we do not expect to see meaningful positive change in discretionary categories through the remainder of 2024.
•We now believe that new pool units could be down 15% to 20% in 2024, and remodeling activity for 2024 may be down as much as 15% compared to our previous estimate of flat to down 10% compared to 2023.

•With the seasonal weighting of our business, we expect that the lower level of sales will impact second quarter results more significantly, resulting in expected earnings per diluted share in the range of $4.85 to $4.95.
•For the full year, we lowered our projected diluted EPS range to $11.04 to $11.44 per share from $13.19 to $14.19, both including our $0.19 first quarter 2024 tax benefit.
•Our second quarter range and revised annual range do not include additional tax benefits related to stock option exercises that may be realized after March 31, 2024.
“Despite the recent trends dampening discretionary spending, we continue to believe that the desire for swimming pools and outdoor living projects remains strong, which allows our industry to grow over time as new pools are added to the installed base every year. We are confident that the strategic investments in our business position us for growth coming out of this economic cycle and are allowing us to continue to gain market share by providing unmatched value to our customers and suppliers,” said Arvan.
POOLCORP will release its second quarter 2024 earnings results before the market opens on July 25, 2024, and will hold a conference call to discuss the results at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) that same day.
About Pool Corporation
POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates approximately 440 sales centers in North America, Europe and Australia, through which it distributes more than 200,000 products to roughly 125,000 wholesale customers. For more information, please visit www.poolcorp.com.
Forward-Looking Statements
This news release includes “forward-looking” statements that involve risks and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “should,” “will,” “may,” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions; changes in economic conditions, consumer discretionary spending, the housing market, inflation or interest rates; our ability to maintain favorable relationships with suppliers and manufacturers; the extent to which home-centric trends will continue to moderate or reverse; competition from other leisure product alternatives or mass merchants; our ability to continue to execute our growth strategies; changes in the regulatory environment; new or additional taxes, duties or tariffs; excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2023 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings filed with the Securities and Exchange Commission (SEC) as updated by POOLCORP's subsequent filings with the SEC.

Investor Relations Contacts:

Kristin S. Byars
985.801.5153
kristin.byars@poolcorp.com

Curtis J. Scheel
985.801.5341
curtis.scheel@poolcorp.com